Exhibit 99.1

Annual Shareholder Meeting May 8, 2014

Forward Looking Statements. This document contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include statements about anticipated financial results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may.“ There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements made in this document. NON-GAAP FINANCIAL MEASURES. This presentation references non-GAAP financial measures incorporating tangible equity and related measures, and core earnings excluding merger and other non-recurring costs. These measures are commonly used by investors in evaluating business combinations and financial condition. GAAP earnings are lower than core earnings primarily due to non-recurring merger and systems conversion related expenses. Reconciliations are in earnings releases at www.berkshirebank.com.

Who We Are Assets: $6.0 billion Loans: $4.2 billion Annualized revenue: $230 million Deposits: $4.2 billion AUM: $1.3 billion Branches: 90 plus lending offices Footprint: New England and Central New York Shareholders’ equity: $678 million Market capitalization: $600 million NYSE: BHLB

Accomplishments Integrated 20 branch acquisition in Central NY 60,000 new customers $440 million new deposits Expanded commercial banking operations through team recruitment Commercial teams/lenders added in Burlington, Syracuse, Hartford and Albany Executive realignment builds on strengths Named George F. Bacigalupo EVP, Commercial Banking Named Josephine Iannelli EVP, CFO

2013 Financial Highlights Core EPS - $1.87; GAAP EPS - $1.65 15% Revenue growth 24% Earnings growth 11% EPS growth 5% Total loan growth 15% C&I loan growth 6% Consumer loan growth 7% Reduction in overhead (compensation and occupancy) Q4/Q2 2013 Note: GAAP EPS net of merger, restructuring and conversion related items, securities gains and out of period adjustment – all net of taxes.

Shareholder Results 18% Total shareholder return 3% Dividend yield (4% increase to $0.72) Stock price $27.27 at 12/31/13 vs. $23.86 at 12/31/12 TBV/share: $16.27 BV/share: $27.08

Our Financial Goals & Objectives Return on assets > 1.00% Return on equity > 10% Return on tangible equity > 15% Efficiency ratio < 60% Positive operating leverage Loan growth Expense management Process improvement Competitive dividend Drive profitability

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